EXHIBIT 10.3

STANDSTILL AGREEMENT

This Standstill Agreement (this “Agreement”) is made and entered into as of April 30, 2021 (the “Effective Date”), between Ammo, Inc., a Delaware corporation (the “Company”), and Steven F. Urvan (the “Stockholder”). The Company and the Stockholder are referred to herein as the “Parties.”

WITNESSETH

WHEREAS, concurrently with execution of this Agreement, on the date hereof, the Company, SpeedLight Group I, LLC (“Merger Sub”), Gemini Direct Investments, LLC (“Gemini”) and the Stockholder, are entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, on the terms and subject to the conditions thereof, Gemini will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent;

WHEREAS, subsequent to the Merger, the Stockholder will be the Beneficial Owner (as defined below) of 18,500,000 shares of common stock of the Company, par value $0.001 per share (the “Common Stock”), representing approximately 19.86% of the total outstanding Common Shares (as defined below) as of the date hereof;

WHEREAS, this Agreement shall become effective as of the Effective Date; provided that the consummation of the Merger shall be a condition precedent to the effectiveness of this Agreement, and, in the event the Merger Agreement is terminated prior to the consummation of the Merger, this Agreement shall be null and void, ab initio, and of no force or effect; and

NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the Parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided, however, that the limited partners of a limited partnership shall not be deemed to be Associates of such limited partnership solely by virtue of their limited partnership interests.

(b) “Agreement” shall mean this Agreement as in effect on the date hereof and as hereafter from time to time amended, modified or supplemented in writing in accordance with the terms hereof.

(c) A Person shall be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of and shall be deemed to “beneficially own” any securities:

(i) which such Person or any of such Person’s Affiliates or Associates is deemed to beneficially own, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement;

(ii) which such Person or any of such Person’s Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) other than agreements between the Company and any Person pursuant to which the right to purchase securities is conditioned upon the achievement of milestones which have not yet been achieved or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act, and (2) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iii) which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except to the extent contemplated by the proviso to Section 1.1(c)(ii)(B) hereof) or disposing of any securities of the Company; provided, however, that an agreement, arrangement or understanding for purposes of this Section 1.1(c)(iii) shall not be deemed to include actions, including any agreement, arrangement or understanding, or statements by (i) any member of the Board of Directors, as comprised on the Effective Date (the “Existing Directors”), (ii) any subsequent directors of the Company who have been nominated by a majority of the Existing Directors (the “Successor Directors”), or (iii) any subsequent member of the Board of Directors who is elected by a majority of the Existing Directors and/or Successor Directors, nominating as a group.

Notwithstanding anything in this definition of Beneficial Ownership to the contrary, the phrase, “then outstanding,” when used with reference to a Person’s Beneficial Ownership of securities of the Company, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed the Beneficial Owner hereunder.

(d) “Common Shares” shall mean the shares of the Common Stock; provided, however, that, “Common Shares,” when used in this Agreement in connection with a specific reference to any Person other than the Company, shall mean the capital stock (or equity interest) with the greatest voting power of such other Person or, if such other Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

(e) “Company Acquisition Transaction” shall mean (i) the commencement (within the meaning of Rule 14d-2 of the General Rules and Regulations under the Exchange Act) of a tender or exchange offer by a third party for at least fifteen percent (15%) of the then outstanding capital stock of the Company or any direct or indirect Subsidiary of the Company, (ii) the commencement by a third party of a proxy contest with respect to the election of any directors of the Company, (iii) any sale, license, lease, exchange, transfer, disposition or acquisition of any portion of the business or assets of the Company or any direct or indirect Subsidiary of the Company (other than in the ordinary course of business), or (iv) any merger, consolidation, business combination, share exchange, reorganization, recapitalization, restructuring, liquidation, dissolution or similar transaction or series of related transactions involving the Company or any direct or indirect Subsidiary of the Company.

(f) “Governmental Authority” shall mean any United States (federal, state, local) or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority.

(g) “Group” shall have the meaning set forth in Section 13(d)(3) of the Exchange Act and Rule 13d-5 of the General Rules and Regulations under the Exchange Act.

(h) “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization, group or other entity, and shall include any successor (by merger or otherwise) of such entity.

(i) “Subsidiary” of any Person shall mean any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

1.2 Capitalized Terms. All other capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Merger Agreement.

ARTICLE 2

STANDSTILL

2.1 Standstill Provisions. During the period beginning on the Effective Date and ending on the one (1) year anniversary of the Effective Date (the “Standstill Period”), except pursuant to a negotiated transaction with the Stockholder approved by the board of directors of the Company (the “Board”) or as otherwise permitted by or contemplated in the Investor Rights Agreement dated as of the date hereof between the Company and Stockholder (the “Investor Rights Agreement”), none of the Persons comprising the Stockholder will, in any manner, directly or indirectly:

(a) make, effect, initiate, cause or participate in (i) any acquisition of Beneficial Ownership of any securities of the Company or any securities of any Subsidiary or other Affiliate or Associate of the Company if such acquisition would result in the Stockholder and its Affiliates and Associates collectively Beneficially Owning twenty-five percent (25%) or more of the then outstanding Common Shares, (ii) any Company Acquisition Transaction, or (iii) any “solicitation” of “proxies” (as those terms are defined in Rule 14a-1 of the General Rules and Regulations under the Exchange Act) or consents with respect to any securities of the Company;

(b) nominate or seek to nominate any person to the Board or otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

(c) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in subsection (a) of this Section 2.1;

(d) request or propose that the Company (or its directors, officers, employees or agents), directly or indirectly, amend or waive any provision of this Section 2.1, including this subsection (d);

(e) agree or offer to take, or encourage or propose (publicly or otherwise) the taking of, any action referred to in subsections (a), (b), (c) or (d) of this Section 2.1;

(f) assist, induce or encourage any other Person to take any action referred to in subsections (a), (b), (c) or (d) of this Section 2.1; or

(g) enter into any discussions or arrangements with any third party with respect to the taking of any action referred to in subsections (a), (b), (c) or (d) of this Section 2.1.

2.2 Termination of Standstill Provisions. The provisions of Section 2.1 shall terminate and be of no further force and effect in the event (i) any Person or Group shall have commenced a Company Acquisition Transaction independent of any action of the Stockholder and none of the Persons comprising the Stockholder nor the Stockholder is at such time in breach of this Agreement, or (ii) the Board shall have endorsed, approved, recommended, or resolved to endorse, approve or recommend a Company Acquisition Transaction. All of the provisions of Section 2.1 shall be reinstated and shall apply in full force according to their terms in the event that: (A) if the provisions of Section 2.1 shall have terminated as the result of a tender offer, such tender offer (as originally made or as amended or modified) shall have terminated (without closing) prior to the commencement of a tender offer by the Stockholder or any of its Affiliates or Associates that would have been permitted to be made pursuant to the first sentence of this Section 2.2 as a result of such third-party tender offer, (B) any tender offer by the Stockholder or any of its Affiliates or Associates (as originally made or as extended or modified) that was permitted to be made pursuant to this Section 2.2 shall have terminated (without closing); or (C) if the provisions of Section 2.1 shall have terminated as a result of any action by the Board referred to in clause (ii) of the first sentence of this Section 2.2, the Board shall have determined not to take any of such actions (and no such transaction considered by the Board shall have closed) prior to the commencement of a tender offer by the Stockholder that would have been permitted to be made pursuant to this Section 2.2 as a result of the initial determination of the Board referred to in clause (ii) of the first sentence of this Section 2.2, unless prior to such determination by the Board not to take any such actions, any event referred to in clause (i) of the first sentence of this Section 2.2 shall have occurred. Upon reinstatement of the provisions of Section 2.2, the provisions of this Section 2.2 shall continue to govern in the event that any of the events described in clauses (i) and (ii) of the first sentence of this Section 2.2 shall occur. Upon the closing of any tender offer for or acquisition of any securities of the Company or rights or options to acquire any such securities by the Stockholder or any of its Affiliates or Associates that would have been prohibited by the provisions of Section 2.1 but for the provisions of this Section 2.2, all provisions of Section 2.1 and 2.2 shall terminate.

2.3 [Reserved].

2.4 Sales of Shares of Common Stock. During the Standstill Period, other than any sales of Common Shares effected pursuant to the registration rights provisions of the Investor Rights Agreement, each person comprising the Stockholder will only sell shares of Common Stock in open market transactions on the NASDAQ Stock Market or on such principal stock exchange as the Common Stock is then listed for trading or in private transactions so long as any sale in a private transaction is not to any Person or Group who the Stockholder reasonably believes after due inquiry Beneficially Owns or as a result of such transaction would Beneficially Own more than five percent (5%) of the then outstanding Common Shares.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Each Party hereto represents and warrants to the other as follows:

(a) Authorization. Such Party has the requisite power, authority and legal capacity to execute, deliver and perform and to consummate the transactions contemplated by this Agreement. This Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforcement may be limited by any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally.

(b) No Consents. No consent of any Governmental Authority or other person is required to be obtained by such Party in connection with the execution and delivery by such Party of this Agreement.

3.2 The Stockholder represents and warrants to the Company as follows: As of the date hereof, and pursuant to the consummation of the Merger, the Stockholder and its Affiliates and Associates will collectively Beneficially Own 18,500,000 shares of Common Stock and have no other interest in the capital stock of the Company.

ARTICLE 4

MISCELLANEOUS

4.1 Severability. If any term, provision, covenant or restriction of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

4.2 Specific Enforcement. The Parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions of this Agreement (without the necessity of posting any bond), this being in addition to any other remedy to which they may be entitled by law or equity.

4.3 Further Assurances. The Stockholder shall use its reasonable best efforts to cause its Affiliates and Associates to comply in all respects with the provisions of this Agreement applicable to the Stockholder to the same extent as if such Affiliates and Associates were original parties hereto.

4.4 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the matters covered hereby and thereby. This Agreement may be amended only by an agreement in writing executed by the Parties hereto. The Parties hereto may amend this Agreement without notice to or the consent of any third party, including any Affiliate or Associate of the Stockholder.

4.5 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or transmitted by electronic means, such as electronic mail, on a business day during normal business hours where such notice is to be received at the address or number designated below, (b) on the business day when verification of delivery is obtained when sent by fully paid overnight courier, or (c) on the business day that is three (3) days following the date of mailing by courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

If to the Company:	Ammo, Inc.
7681 East Gray Road
Scottsdale, Arizona 85260
Email:
Attention:

With a copy to:	Lucosky Brookman LLP
101 Wood Avenue South, Floor 5
Woodbridge, NJ 08830
Email:
Attention: Joseph Lucosky

If to the Stockholder:	Steven F. Urvan

Email:

With a copy to:	Arnall Golden Gregory LLP
171 17th Street, NW, Suite 2100
Atlanta, Georgia 30363
Email:
Attention: Michael D. Golden, Esq.

Any Party hereto may from time to time change its address for notices under this Section 4.5 by giving at least five (5) days’ notice of such changed address to the other Party hereto.

4.6 Waivers. No waiver by either Party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement of this Agreement; nor shall any delay or omission of either Party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

4.7 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions of this Agreement.

4.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and legal representatives. No Party shall assign this Agreement or any rights hereunder without the prior written consent of the other Party (which consent may be withheld for any reason in the sole discretion of the Party from whom consent is sought) except to a successor of all or substantially all of the business or assets of such Party and in the case of the Stockholder to such Person as part of such transaction to whom all of the shares of Common Stock are transferred so long as such Person agrees in advance in writing to be subject to this Agreement.

4.9 No Third Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision of this Agreement be enforced by, any other person.

4.10 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the federal courts located in the State of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement.

4.11 Counterparts. This Agreement may be executed in separate counterparts (including by facsimile), each of which when so executed and delivered shall be deemed an original, but both such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

AMMO, INC.

By
Name:	Fred Wagenhals
Title:	Chief Executive Officer

Steven F. Urvan